UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2026

ConocoPhillips

(Exact name of registrant as specified in its charter)

Delaware	001-32395	01-0562944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

925 N. Eldridge Parkway
Houston, Texas 77079

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (281) 293-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 Par Value	COP	New York Stock Exchange
7% Debentures due 2029	CUSIP – 718507BK1	New York Stock Exchange

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 6, 2026, the Board of Directors (the “Board”) of ConocoPhillips (the “Company”) elected Andrew (Andy) M. O’Brien, the Company’s current Executive Vice President, Strategy, Commercial and Chief Financial Officer, as the Company’s President and Chief Executive Officer and member of the Board, effective September 1, 2026. At such time, the Company’s current Chairman, President and Chief Executive Officer, Ryan M. Lance, will retire as President and Chief Executive Officer and become Executive Chair of the Board.

Also effective September 1, 2026, Kontessa S. Haynes-Welsh, currently Vice President, Finance and Controller, will become Senior Vice President and Chief Financial Officer, and Greig Patterson, currently Vice President, Corporate Planning & Development, will become Vice President, Finance and Controller.

The information regarding Messrs. Lance and O’Brien and Ms. Haynes-Welsh required under Items 401(b), (d) and (e) of Regulation S-K is included under “Information About our Executive Officers” on page 28 of the Company’s Annual Report on Form 10-K for the year ending December 31, 2025, as filed with the Securities and Exchange Commission on February 17, 2026, and is incorporated herein by reference. Mr. Patterson, 50, has served as Vice President, Corporate Planning & Development since April 2024. From May 2023 to March 2024, he served as General Manager, Financial Planning and Analysis, and from June 2022 until April 2023, he served as Manager, Strategy and Portfolio Management. From January 2020 until June 2022, he served as Finance Manager of the Company’s Malaysia business unit.

There are no arrangements or understandings pursuant to which any of Messrs. Lance, O’Brien and Patterson or Ms. Haynes-Welsh were selected for their respective positions, nor do any of such individuals have any direct or indirect material interest in any transaction required to be disclosed under Item 404(a) of Regulation S-K.

In connection with these management changes, the Human Resources and Compensation Committee of the Board approved the following compensatory arrangements, effective September 1, 2026:

As Executive Chair, Mr. Lance’s annual base salary will be decreased to $1.1 million, and he will continue to participate in the Company’s long-term incentive program, but will not participate in the Company’s annual Variable Cash Incentive Plan (“VCIP”). Mr. Lance’s long-term incentive target for 2027 will be reduced to $12.4 million. As President and Chief Executive Officer, Mr. O’Brien will receive a base salary of $1.7 million, a VCIP target of 160% of base salary, and a long-term incentive target of $13.08 million. Ms. Haynes-Welsh will receive an annual base salary of $742,972, and VCIP, restricted stock unit, and performance share targets of 83%, 110%, and 205%, respectively, of base salary. Mr. O’Brien and Ms. Haynes-Welsh will also receive additional units under the Company’s ongoing performance share programs, PSP 24, PSP 25 and PSP 26, reflecting their increased performance share target value, prorated for the number of months remaining in each of the respective performance program periods.

Kirk L. Johnson, Executive Vice President, Global Operations and Technical Functions, will receive a restricted stock unit award with a target value of $5 million, vesting on the fifth anniversary of the grant date, and Nicholas G. Olds, Executive Vice President, Lower 48 and Global HSE, will receive a restricted stock unit award with a target value of $3 million, vesting on the third anniversary of the grant date. The awards will vest on a pro-rated basis over the vesting period in the case of layoff, death and disability, but will be forfeited in full in the case of any other termination of employment, including retirement.

On August 6, 2026, the Company issued a press release announcing the retirement of Mr. Lance as President and Chief Executive Officer of the Company and assumption of the role of Executive Chair of the Board, as well as the appointments of Mr. O’Brien and Ms. Haynes-Welsh. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference into this Item 5.02.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release issued by ConocoPhillips on August 6, 2026.
104	Cover Page of Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONOCOPHILLIPS

/s/ Kelly B. Rose
August 11, 2026	Kelly B. Rose Senior Vice President, Legal, General Counsel and Corporate Secretary